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                          CAREER EDUCATION CORPORATION.
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                (Name of Registrant as Specified in Its Charter)


                                 BOSTIC R STEVEN
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Steve Bostic distributed the attached letter to certain stockholders of Career
Education Corporation on May 12, 2006:

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May 11, 2006

Dear Steve:

I have been watching the proxy battles and other events unfold between you and CEC, with the advantage of the internet and open communications it affords. I questioned whether or not I should speak my mind about some of this and finally decided that some things need to be said, if only for you to get another's perspective and for you to be reminded that many of us in the field recognized the operations and educational quality of you and your university system at AIU.

As I was the Sr. V.P. for Admissions and Marketing at the time CEC acquired your schools, I had a first hand experience with the schools during their integration into CEC. At the time CEC acquired your schools the company executives expressed excitement about the potential to grow the schools from an admissions and marketing perspective. I recall that most of the conversation regarding the operations and educational delivery was critical in that Jack Larson felt that the high quality collaborative teaching model you had installed serving your bachelor and masters programs was cumbersome and limiting to the kind of "start numbers" he would be expecting from me and the Admissions group at the schools.

Forgive me, but these are things that need to be said. I feel, only if personally, that you are not receiving a fair shake in all of the negative publicity that is being directed by CEC. You were seen as a very ethical, sound thinking business man who understood the proprietary education business and one who did not lose site that "....the student indeed comes first." I remember that
Pat Kapper (Sr. V.P. Education at corporate) was excited and impressed with what you had created. I recall that the Executive Committee (which I was a member) was very high on the fact that they could change "certain things" and realize the company's goal to gain educational credibility with a regionally accredited "University". I recall the promise that Jack wanted you and your team to remain very involved with the company. Following the acquisition, everything changed and CEC gutted most of the management team and a massive shift away from your quality values was underway.

Ironically, your teaching model was what we in Admissions saw as our greatest advantage to attracting good students to the academic programs. The model was unique, unlike any delivery system being offered by competing schools or by CEC for that matter. AIU gave us a competitive edge to bring students into a really exciting environment of learning that could get them to graduation with a more competitive edge as they entered the workforce to pursue their careers.

From the beginning, the Managing Director for the Universities was given marching orders from Jack Larson and Pat Pesch to "cut deep" the existing personnel and other operational costs (per the established CEC standards). What was confusing was that the people who were fired were the very people who had built and were trying to maintain the system in order to maintain the high standards of education excellence and to support Admissions efforts so that they could keep the promises made to students currently in school and to those who were being recruited. Shortly thereafter the tuition at the campuses skyrocketed. This of course put great pressure on the recruiting of students. We could still attract the numbers of students but the problems started

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with the ability for students to afford the programs being offered as the Title
IV and secondary financing was simply not enough money to keep their monthly costs in line with their ability to pay. Then, as the teaching model was dismantled it became increasingly difficult to attract students, let alone keep them to start and to keep them in school at all. The internal school system was very negatively affected by the "CEC-Way". Financial Aid packaging lagged behind. No system seemed to be effective, nor did the new campus personnel feel any responsibility to secure important information for student files. One example was the extremely high number of students who were in school and did not have a Proof of Graduation in their file, thus not meeting admissions standards to the school. Some of this was finally resolved, but I don't know how much of it was ultimately resolved. This was not an issue when you had owned the schools. I do not recall any bad debt, retention or start issues that were in existence when we did our due diligence to purchase AIU. All this is to say, Steve, that I believe you are not getting a fair shake on your reputation and for what you had created at your Universities.

Eventually, this all resulted in a number of substantive changes that I believe are at the crux of the AIU problems today.

These are problems born out of, as Jack would say, "THE CEC-WAY". The "probation problem" AIU has today is a reflection of what CEC did not continue to do versus what many say you either were doing or failed to do to run a good business. Again, it is only my opinion, but I believe the various changes, turn over of key personnel and lack of attention to curriculum standards (all those let go earlier were not replaced - rather CEC believed it could continue to manage the curriculum in Chicago) were two of the major negatives that effected the schools.

The changes and lack of attention to issues with the schools included:

      1. Changing of the President numerous times leaving a vacuum or lack of stable management and leadership at the school.

      2. Terminating so many of the key education people had a very negative effect on the school's ability to deliver a consistent and current curriculum which - over time - began to effect student retention, bad debt, etc.

      3. Changing the Divisional Corporate structure on numerous occasions in an attempt to gain tighter control of the school operations. These changes in key personnel did not afford the school personnel any sense of continuity and caused much unrest and uneasiness that eventually filtered to the students.

      4. Driving the enrollment and start numbers beyond being "aggressive" to a level of abusive. This triggered enormous turnover of Admissions management positions and Admissions Reps. This in turn effected the conversions from enrollment to start because students who no longer have their Admissions Representative are less likely to follow through to start school. These students are often referred to as orphans with high probability of NOT starting school.

      5. Dismantling the "in-take" team you had in place to enroll, service and transition the student into the school became too difficult to manage in the CEC culture.

      6. Tuition increased beyond any level I had ever seen in my years working with schools. Packaging the students with a financial package that the student could honestly afford became extremely difficult.

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Steve, I didn't intend this communique' to you to be like a business letter, yet it is difficult to turn one's head when information that I have viewed on the Web is simply not accurate when it comes to the company bashing you or your ability to create and deliver a unique and quality school system.

If I recall correctly, AIU On-Line was actually your creation and you handed over all the work you had done in the creation of AIU On-line. I also recall that accreditation with SACS was very solid, and I believe the accreditation grants were earned either right at the end of your ownership or during the very beginnings of CEC ownership. It is no wonder, considering the fact that your concept of the collaborative learning model was replaced (more room for more students), resulting in the problems the company has with SACS today.

The sad irony in all this is that CEC could be the financial successful model it has always strived to be and be able to do so without compromising quality and without compromising their clients: students, communities, government agencies, etc.

I believe you have, as I have followed along with many others viewing the Web, made a valiant effort to bring to light changes that could turn the company away from its negative issues and replace itself with a reborn energy and improved reputation to better serve accreditation agencies, government relations, community pride and - most important of all - students. Remembering that the commitment to Promises Made and Promises Kept" is how--- long term --- any company operating in the proprietary sector of education will ultimately maintain a respectable, quality product and service.

Well, I've rattled on far too long, Steve. I hope you've taken the time to get to this point in my letter to you. I wish you all the best fortune and hope that you prevail in your continued effort to bring the positive change that can drive this company to a multi-billion dollar institution of higher learning without compromising commitments to its students and employees.

Best

Jon Coover